Exhibit 10.7

DIRECTOR AGREEMENT

This DIRECTOR AGREEMENT is made as of December 1, 2016 (the “Agreement”), by and between Microphase Corporation., a Connecticut corporation (the “Company”), and [●], an individual (the “Director”).

WHEREAS, the Company appointed the Director as of the date hereof, and desires to enter into an agreement with the Director with respect to such appointment; and

WHEREAS, the Director is willing to accept such appointment and to serve the Company on the terms set forth herein and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.                   Position. Subject to the terms and provisions of this Agreement, the Company shall cause the Director to be appointed, and the Director hereby agrees to serve the Company in such position, upon the terms and conditions hereinafter set forth, provided, however, that the Director’s continued service on the Board of Directors of the Company (the “Board”) after the next annual stockholders’ meeting shall be subject to approval by the Company’s stockholders.

2.                   Duties. (a) During the Directorship Term (as defined herein), the Director shall make reasonable business efforts to attend all Board meetings, serve on appropriate subcommittees as reasonably requested by the Board, make himself available to the Company at mutually convenient times and places, attend external meetings and presentations, as appropriate and convenient, and perform such duties, services and responsibilities, and have the authority commensurate to such position.

(b)       The Director will use his best efforts to promote the interests of the Company. The Company recognizes that the Director (i) is or may become a full-time executive employee of another entity and that his responsibilities to such entity must have priority and (ii) sits or may sit on the board of directors of other entities. Notwithstanding the same, the Director will use reasonable business efforts to coordinate his respective commitments so as to fulfill his obligations to the Company and, in any event, will fulfill his legal obligations as a Director. Other than as set forth above, the Director will not, without the prior notification to the Board, engage in any other business activity which could materially interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of the reasonable policies established from time to time by the Company, provided that the foregoing shall in no way limit his activities on behalf of (i) any current employer and its affiliates or (ii) the board of directors of any entities on which he currently sits. At such time as the Board receives such notification, the Board may require the resignation of the Director if it determines that such business activity does in fact materially interfere with the performance of the Director’s duties, services and responsibilities hereunder.

3.	Compensation.

(a)	Common Stock. The Director shall be entitled to receive, upon execution of this Agreement, and on each anniversary thereafter, the number of shares of the Company’s common stock equivalent to Twenty-five Thousand Dollars ($25,000), which shall vest on January 4, 2019.The Director shall be issued the number of shares of the Company’s common stock equivalent to Twenty-Five Thousand Dollars ($25,000) as determined based the offering price of the Company’s common stock in the Company’s initial public offering. Thereafter, the number of shares will be based on the average closing price on the three trading days immediately preceding the last day of .the calendar year.

(b)	Restricted Stock. During the Directorship Term (as defined below), the Director shall receive Restricted Stock up to the number of shares of the Company’s common stock equivalent to Twenty-five Thousand Dollars ($25,000) on a yearly basis, which shall vest on January 4, 2019, or other date as defined in the Grant Notice, such that upon the last day of each fiscal quarter, commencing in the quarter in which the Director enters into this Agreement, provided the Director is a member of the Board as of such date, the Direct shall receive Restricted Stock for the number of shares of the Company’s common stock equivalent to Six Thousand Two Hundred Fifty Dollars ($6,250) as determined based on the average closing price on the three trading days immediately preceding the last day of such quarter. Such Restricted Stock shall have a price of (i) for Restricted Stock issued from the date hereof through December 31, 2017, the amount equal to the offering price of the Company’s common stock in the Company’s initial public offering; (ii) for Restricted Stock issued from the January 1, 2018 through December 31, 2018, the amount equal to the average closing price on the final three trading days of the 2017 calendar year; and (iii) for Restricted Stock issued from the January 1, 2019 through December 31, 2019, the amount equal to the average closing price on the final three trading days of the 2018 calendar year. Thereafter the grant of equity and determination of the Exercise Price or Price shall be made by the Board of Directors or the Compensation Committee thereof, in its sole discretion.

(c)	Independent Contractor. The Director’s status during the Directorship Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Director under this Section 3 shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

(d)	Expense Reimbursements. During the Directorship Term, the Company shall reimburse the Director for (i) all reasonable out-of-pocket expenses incurred by the Director in attending any in-person meetings, provided that the Director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses, and (ii) any costs associated with filings required to be made by the Director or any of the entities managed or controlled by Director to report beneficial ownership or the acquisition or disposition of securities of the Company. Any reimbursements for allocated expenses (as compared to out-of-pocket expenses of the Director) must be approved in advance by the Company. In addition, the Director shall receive a cash stipend of (i) $500 for every telephonic meeting of the Board that the Director attends which is longer than forty-five minutes; (ii) $500 for every telephonic meeting of a Committee of the Board that the Director attends that is longer than forty-five minutes; and (iii) $2,000 for every in-person meeting that the Director attends.

4.                   Directorship Term. The “Directorship Term,” as used in this Agreement, shall mean the period commencing on the date hereof and terminating on the earlier of the date of the next annual stockholders meeting and the earliest of the following to occur:

(a)                 the death of the Director;

(b)                 the termination of the Director from his membership on the Board by the mutual agreement of the Company and the Director;

(c)                 the removal of the Director from the Board by the majority stockholders of the Company; and

(d)                 the resignation by the Director from the Board.

5.                   Director’s Representation and Acknowledgment. The Director represents to the Company that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he may have with or to any person or entity, including without limitation, any prior or current employer. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever against any officer, director, employee, stockholder, representative or agent of the Company or any of their respective affiliates with regard to this Agreement.

6.                   Director Covenants.

(a)                 Unauthorized Disclosure. The Director agrees and understands that in the Director’s position with the Company, the Director has been and will be exposed to and receive information relating to the confidential affairs of the Company, including, but not limited to, technical information, business and marketing plans, strategies, customer information, other information concerning the Company’s products, services, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential, and proprietary and in the nature of trade secrets. The Director agrees that during the Directorship Term and thereafter, the Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) the Director shall have no such obligation to the extent such information is or becomes publicly known or generally known in the Company’s industry other than as a result of the Director’s breach of his obligations hereunder and (ii) the Director may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Directorship Term, the Director will promptly return to the Company and/or destroy at the Company’s direction all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, other product or document, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by or otherwise submitted to the Director in the course or otherwise as a result of the Director’s position with the Company during or prior to the Directorship Term, provided that the Company shall retain such materials and make them available to the Director if requested by him in connection with any litigation against the Director under circumstances in which (i) the Director demonstrates to the reasonable satisfaction of the Company that the materials are necessary to his defense in the litigation and (ii) the confidentiality of the materials is preserved to the reasonable satisfaction of the Company.

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(b)                 Non-Solicitation. During the Directorship Term and for a period of three (3) years thereafter, the Director shall not interfere with the Company’s relationship with, or endeavor to entice away from the Company, any person who, on the date of the termination of the Directorship Term and/or at any time during the one year period prior to the termination of the Directorship Term, was an employee or customer (including those reasonably expected to be a customer) of the Company or otherwise had a material business relationship with the Company.

(c)                 Remedies. The Director agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. The Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Director and/or any and all entities acting for and/or with the Director, without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from the Director. The Director acknowledges that the Company would not have entered into this Agreement had the Director not agreed to the provisions of this Section 6.

(d)                 The provisions of this Section 6 shall survive any termination of the Directorship Term, and the existence of any claim or cause of action by the Director against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 6.

7.                   Indemnification. The Company agrees to indemnify the Director for his activities as a member of the Board as set forth in the Director and Officer Indemnification Agreement attached hereto as Exhibit A.

8.                   Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party hereto of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party hereto to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

9.                   Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, overnight delivery or by registered or certified mail, postage prepaid, return receipt requested; to:

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If to the Company:

Microphase Corporation

100 Trap Falls Extension, Suite 400

Shelton, CT 06484

Attn: Necdet F. Ergul, Chief Executive Officer

Telephone: (203) 866-8000

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP

101 Wood Avenue South

Woodbridge, New Jersey 08830

Attn: Scott E. Linsky, Esq.

Telephone: (732) 395-4400

Facsimile: (732) 395-4401

If to the Director:

[●]

Telephone: [●]

Facsimile: [●]

Either of the parties hereto may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Section 9.

10.                Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns, as applicable. Notwithstanding the provisions of the immediately preceding sentence, neither the Director nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

11.                Entire Agreement. This Agreement (together with the other agreements referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

12.                Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

13.                Governing Law. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The parties hereto hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought in any court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

14.                Legal Fees. The parties hereto agree that the non-prevailing party in any dispute, claim, action or proceeding between the parties hereto arising out of or relating to the terms and conditions of this Agreement or any provision thereof (a “Dispute”), shall reimburse the prevailing party for reasonable attorney’s fees and expenses incurred by the prevailing party in connection with such Dispute; provided, however, that the Director shall only be required to reimburse the Company for its fees and expenses incurred in connection with a Dispute if the Director’s position in such Dispute was found by the court, arbitrator or other person or entity presiding over such Dispute to be frivolous or advanced not in good faith.

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15.                Modifications. Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

16.                Tense and Headings. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

17.                Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Director Agreement to be executed by authority of its Board of Directors, and the Director has hereunto set his hand, on the day and year first above written.

MICROPHASE CORPORATION

By: _______________________________________

Michael Ghadaksaz

Chief Executive Officer

DIRECTOR

____________________________

____________________________, individually

[Signature page to Director Agreement]

EXHIBIT A

DIRECTOR AND OFFICER INDEMNIFICATION AGREEMENT

See attached.

[Exhibit A to Director Agreement]